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                                                                    EXHIBIT 99.4

[TELULAR LOGO]                                                 MEDIA INFORMATION
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AT THE COMPANY:                                             AT LEHMAN BROTHERS
Thomas M. Mason                                             Jack Skydel
Chief Financial Officer                                     New York, N.Y.
847-465-4500                                                212-526-3114

For Immediate Release


                  TELULAR CORPORATION ISSUES $10 MILLION IN 5%
                          CONVERTIBLE PREFERRED STOCK



BUFFALO GROVE, ILL., MONDAY, APRIL 21, 1997 - TELULAR CORPORATION (NASDAQ:
WRLS) announced that is has issued 10,000 shares of Series A Convertible Preferred Stock in exchange for approximately $10 million under Regulation "D" provisions of the 1933 Securities Act in a transaction arranged by Lehman Brothers. The Preferred Stock reflects the equivalent of a 5% annual stock dividend. The Preferred Stock automatically converts to Telular common stock on April 16, 1999, or October 16, 1999, depending upon the conversion price. Prior to maturity, the Preferred Stock is convertible by the holders or the Company under specific terms and conditions. In both cases, the conversion formula is based upon the NASDAQ closing bid prices for the Company's common stock. The Company also has the right to redeem the Preferred Stock for cash at defined terms.

                 "The capital infusion will be used primarily to fund the development of new products for the worldwide Fixed Wireless Terminal business" commented Tom Mason, Senior Vice President and Chief Financial Officer. "We believe the market for Wireless Local Loop is experiencing substantial growth and Telular will devote the resources to meet the customer requirements in both analog and digital standards" adds Ken Millard, President and Chief Executive Officer.

                 Founded in 1986, Telular has developed telecommunications interface technology that switches a standard phone system, fax, computer modem or monitored alarm system to available wireless service for either primary or back-up communications. The line of fixed wireless products developed and marketed by Telular includes the PhoneCell(TM) line of products.




920 Deerfield Parkway
Buffalo Grove, Illinois
60089 USA
Phone 847 465 4500
Fax   847 465 4501